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                                  Exhibit 10.19

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                   Senior Officer Stock Exercise Loan Program
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            (Adopted by the Board of Directors on November 13, 2001)

         The Share Value Options ("SVOs") granted to certain employees of the Company, including five of the Company's executive officers--Stephen A. Block, Richard A. Goldstein, D. Wayne Howard, Carlos A. Lobbosco and Douglas J. Wetmore--have a unique feature that may require these executive officers to exercise their SVOs in their entirety prior to the expiration of the seven-year option period. It is Company policy that executive officers align their interests with those of shareholders generally by owning significant amounts of IFF Common Stock. To accomplish this objective will require that these executive officers be able to pay for their exercised SVOs without having to sell all or the great majority of the shares resulting from the exercise to pay the purchase price and the tax liability due on the exercise. The need to deal with this issue now arises because holders of SVOs are required to exercise those SVOs in their entirety within six months and one day after the closing price of the Company's Common Stock reaches the "weighted average exercise price" of the holder's options outstanding on November 14, 2000 prior to the SVO grant. Mr. Howard will reach that deadline on November 23, 2001. Mr. Block, Mr. Howard, Mr. Lobbosco and Mr. Wetmore (to the extent that, when they elect to exercise options, Mr. Lobbosco and Mr. Wetmore are not directors of the Company and Mr. Lobbosco is still an executive officer of the Company1), and any other person who holds an unexercised SVO and who hereafter becomes an executive officer of the Company are hereinafter referred to as the "Eligible Executive Officers." Under the New York Business Corporation Law, loans (or guarantees of loans) to Company directors are prohibited. As a result, the Program will not be applicable to any Eligible Executive Officer who is serving on the Board, including Richard A. Goldstein. Management is exploring other avenues that will allow Mr. Goldstein and any other executive officer-directors to keep the largest number of shares possible after exercise.

         Senior management explored mechanisms that will enable Eligible Executive Officers to keep their exercised shares concluded that the only reasonable approach is the institution of a Company loan program to allow the Eligible Executive Officers to exercise their SVOs and hold the purchased shares (the "Program"). The Compensation Committee of the Board (the "Committee") and the other non-employee directors have agreed and have determined that the Program have the following features.

                o Subject to the approval of the Committee, which will have sole discretion in any case to decide whether to approve a loan to any Eligible Executive Officer, the Company will loan to Eligible Executive Officers exercising their SVOs an amount up to the aggregate price of the option shares being exercised. For example, assuming that an Eligible Executive Officer was exercising an option to purchase 100,000 shares at an exercise price of $17.9375--which is the exercise price of the SVOs--the Company would loan that Eligible Executive Officer up to $1,793,750, the total purchase price of those option shares./2/

                o The Program could provide loans covering both the exercise price of the SVO and the income tax liability of the Eligible Executive Officer in connection with the exercise of an SVO (that tax liability is the difference between the market price of IFF Common Stock on the date of exercise and the exercise price (the "Spread")). Management recommended and the Committee agreed, however, that the Program not authorize loans for the payment of taxes, but that, to the extent the Eligible Executive Officer is not able or elects not to pay applicable income taxes on the Spread from his or her personal funds, he or she sell a sufficient number of shares from the SVO exercise to fulfill the tax obligation. In the example above, assuming a total tax liability (Federal and State) of 45% of the Spread, and assuming that the average of the high and low market prices on the date of exercise (the price at which the tax liability would be determined) were $28 per share, the tax liability would be 45% of $10.0625 per share, or $452,812, which would result in the Eligible Executive Officer's selling 16,172 of the shares, which would still leave him or her with 83,828 shares, clearly a significant ownership position.

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/1/Under the July 25, 2001 agreement between Mr. Lobbosco and the Company, Mr.
Lobbosco will resign as Executive Vice President, Global Business Development effective May 2002. Thereafter, because he will no longer be an executive officer of the Company, he will no longer be eligible to participate in the Program. Mr. Wetmore will not stand for re-election as a director in May 2002 so that after the 2002 Annual Meeting of Shareholders Mr. Goldstein will be the only employee member of the Board of the Company.

/2/Shares issued on the exercise of options paid for with funds borrowed from the Company under the Program will all be Treasury shares, so long as the Company has sufficient Treasury shares to cover the exercise and other applicable obligations. Using Treasury shares will avoid officers' having to pay the $.125 (the par value of IFF common stock) per share on the issuance of the shares, which by law would have to be paid on newly issued shares.


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                o Without the Program or other assistance, upon exercise of the
                  SVO option the Eligible Executive Officer would owe to the Company the $1,793,750 and would have an additional $452,812 in tax obligations, and would thereby have to come up with $2,246,562 in cash to cover both. He would then have to sell 80,235 of the 100,000 shares to raise that cash, leaving him with only 19,765 shares.

                o In order to provide Eligible Executive Officers with the incentive to hold their IFF shares for the long-term and to give them a reasonable time to repay the loans without having to sell the shares purchased with the borrowed funds, loans under the Program will have the following features:

                         1. Loans approved by the Committee will have a maturity date of between five and ten years from the loan date. The Committee will establish the actual maturity period. No principal will have to be repaid until the maturity date, except that, if any Eligible Executive Officer ceases to be an Eligible Executive Officer, including but not limited to a change in his employment status with the Company or the termination of his Company employment for any reason, the loan will have to be repaid at the time of termination. The Company will have full recourse against Eligible Executive Officers for payment of all interest and repayment of loan principal under the Program. The purchased shares will be pledged to the Company to secure the loans, but the Eligible Executive Officers will have voting rights and will receive dividends. Neither the principal nor any interest payable on loans under the Program will be forgivable by the Company.

                         2. To assure that the Program is cost neutral to the Company and does not give rise to a charge to the profit and loss statement of the Company, the interest rate on Program loans must be a "market" rate, that is a rate that would be charged for such a loan by a third party lender. Management recommended and the Committee agreed that the rate to be charged by the Company be the higher of (a) such a "market" rate and (b) the Company's weighted average cost of borrowed funds on the date the loans are extended. Management will inform the Committee of the appropriate rate at the time the Committee is considering a loan to an Eligible Executive Officer. The interest rate will be adjusted quarterly to continue to reflect the higher of the two measurement standards.

                         3. Interest will be payable quarterly, in arrears, on the unpaid balance. Dividends on the shares purchased with funds borrowed under the Program will be credited automatically to offset the interest expense. Moreover, for tax purposes the interest cost can be used to offset the dividend income, thereby substantially reducing any tax impact of the dividend on the executive officer.

                         4. In the event that, for a period of seven (7) out of twenty (20) consecutive trading days, the market value, as determined by the closing price of the Company's common stock on the New York Stock Exchange, of the SVO shares pledged to secure the loan is less than 110% of the outstanding principal balance of the loan, the loan will become immediately due and payable. Unless the Eligible Executive Officer pays the principal of, and all interest due on, the loan within five business days after the applicable date, the Company will be authorized to sell the pledged shares on behalf of the Eligible Executive Officer. Proceeds of the sale will be applied first to cover (in the following order) all interest and principal due on the loan, all fees in respect of the sale transaction, and all withholding taxes for which the Eligible Executive Officer is responsible as a result of the sale of the pledged shares. The Company will pay to the Eligible Executive Officer any balance. To the extent that the sale price of the pledged shares is not sufficient to cover fully all principal, interest, fees and withholding taxes, any deficiency will remain the sole responsibility of the Eligible Executive Officer.

                  Loans to Eligible Executive Officers will be required to be disclosed in the Company's proxy statement, most likely in the Stock Options Grant Table and in the Committee's report. The loan documentation will be filed as exhibits to the Company's Forms 10-Q and 10-K. Because the loans will be issued under a stock option plan--the 2000 Stock Award and Incentive Plan--that had been approved by shareholders, these loans will not be subject to any margin limitations.


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